Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Hut 8 Corp. (“New Hut”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus contained therein and any amendment or supplement thereto, as a person who is to become a director of New Hut, effective immediately following the Effective Time (as such term is defined in the Business Combination Agreement, dated as of February 6, 2023 (the “Business Combination Agreement”), by and among Hut 8 Mining Corp, U.S. Data Mining Group, Inc. and New Hut) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Bill Tai
Bill Tai
February 13, 2023